News Release
EXHIBIT 99.1

SM ENERGY REPORTS 2020 RESULTS AND 2021 OPERATING PLAN CASH FLOW AND DEBT REDUCTION EXCEEDED EXPECTATIONS

DENVER, CO February 17, 2021 - SM Energy Company (the “Company”) (NYSE: SM) today announced fourth quarter and full year 2020 operating and financial results, year-end 2020 reserves and the 2021 operating plan. Highlights are as follows.
The Company’s strategic priorities in 2020 were to generate positive cash flow and reduce absolute debt while meeting operating objectives for safety and emissions reduction:
•Capital efficiency. Capital efficiency continued to improve with Midland Basin well costs averaging less than $500 per lateral foot in the fourth quarter. For the full year 2020, capital expenditures of $547.8 million, adjusted for decreased capital accruals of $8.0 million, totaled $539.8 million. Fourth quarter capital expenditures before capital accruals were $137.4 million, which was lower than expected due to lower costs per lateral foot and the deferral of five well completions.
•Significant cash flows. For the full year 2020, net cash provided by operating activities of $790.9 million before net change in working capital of $11.6 million totaled $779.4 million. Fourth quarter net cash provided by operating activities before net change in working capital was $204.9 million. For the full year 2020, the Company generated free cash flow of $239.5 million, including fourth quarter free cash flow of $67.4 million (free cash flow is a non-GAAP measure defined and reconciled below).
•Absolute debt reduction. During 2020, the outstanding principal amount of long-term debt was reduced by $492 million, from $2.77 billion to $2.28 billion. At year-end 2020, Net debt-to-Adjusted EBITDAX was 2.3 times (a non-GAAP measure defined and reconciled below).
•Strong well performance. 2020 production was 46.4 MMBoe, or 126.9 MBoe/d, at 50% oil with fourth quarter 2020 production of 11.3 MMBoe, or 122.4 MBoe/d, at 51% oil. Higher than projected fourth quarter production was predominantly due to better-than-expected base production from existing Midland Basin wells.
•Safety is always a top priority. Safety metrics for 2020 exceeded targets and place SM Energy in the top quartile among industry peers, as compared to available 2019 data. Employee and contractor safety required new protocols in 2020 with the pandemic; however, SM Energy field operations and office teams performed seamlessly and safely.
•Emissions reduction. Preliminary estimates of 2020 flaring were 0.8% of total Company gas production, which reflects a greater than 75% reduction in flaring from Midland Basin production from 2019. The reduction was primarily the result of constructing strategic inter-connections that allow the Company to redirect natural gas in the event an individual third-party processor is unable to receive it. Achievement of top quartile safety performance and reduced flaring volumes are components of the Company’s compensation plan.
The Company’s strategic objectives continue in its five-year plan to:
•Optimize activity level for sustainable free cash flow. Establish an optimal activity level to maximize free cash flow and reduce leverage.
◦Generate positive free cash flow in 2021. The Company’s 2021 operating plan is estimated to generate approximately $100 million in free cash flow (a non-GAAP measure defined below) based on current strip prices, positioning the Company to further reduce leverage.
◦Achieve sustainable reinvestment rate in 2022 and beyond. The Company’s five-year plan anticipates reducing leverage to less than 2 times Net debt-to-Adjusted EBITDAX (a non-GAAP measure defined below) by year-end 2022 and maintaining a reinvestment rate (a non-GAAP measure defined below) of less than 75% in 2022 and beyond. The plan sets capital activity at the optimal level to support these targets.
•Demonstrate measurable, top tier ESG stewardship. Short-term annual cash bonus and long-term incentive compensation plan targets include key environmental and safety metrics.
President and Chief Executive Officer Herb Vogel comments: “The challenges brought forth in 2020 were met with exceptional resilience by the SM Energy team, generating approximately $240 million in free cash flow and reducing long-term debt by nearly $500 million, well exceeding pre-pandemic plan goals. At the same time, through delineation we have advanced the potential of high value inventory growth in the Austin Chalk in South Texas, improved upon our excellent safety record and significantly reduced GHG emissions. This was exceptional performance. Going forward, we believe our top tier asset base will support a long-term plan that delivers sustainable free cash flow and value creation to our stakeholders.”
FOURTH QUARTER AND FULL YEAR 2020 RESULTS
PRODUCTION

Fourth Quarter 2020

	Midland Basin	South Texas	Total
Oil (MBbl / MBbl/d)	5,348 / 58.1	441 / 4.8	5,790 / 62.9
Natural Gas (MMcf / MMcf/d)	12,601 / 137.0	12,724 / 138.3	25,325 / 275.3
NGLs (MBbl / MBbl/d)	5 / nm	1,249 / 13.6	1,254 / 13.6
Total (MBoe / MBoe/d)	7,454 / 81.0	3,811 / 41.4	11,264 / 122.4
Note: Totals may not calculate due to rounding.
•Fourth quarter 2020 production volumes were 122.4 MBoe/d, 51% oil. Production exceeded guidance, predominantly due to better-than-expected base production from existing Midland Basin wells.

Full Year 2020

	Midland Basin	South Texas	Total
Oil (MBbl / MBbl/d)	21,305 / 58.2	1,712 / 4.7	23,017 / 62.9
Natural Gas (MMcf / MMcf/d)	46,567 / 127.2	57,327 / 156.6	103,894 / 283.9
NGLs (MBbl / MBbl/d)	21 / nm	6,077 / 16.6	6,098 / 16.7
Total (MBoe / MBoe/d)	29,088 / 79.5	17,343 / 47.4	46,431 / 126.9
Note: Totals may not calculate due to rounding.
•Full year 2020 production averaged 126.9 MBoe/d, down 4% from 2019, as development activity was significantly scaled back starting in the second quarter, and certain production was curtailed in response to macroeconomic effects of the pandemic and global supply-demand imbalances. Net well completions were reduced from 94 in the original budget to 77 for the year.

REALIZED PRICING AND CERTAIN COSTS

	Fourth Quarter 2020
	Midland Basin (Pre-hedge)	South Texas (Pre-hedge)	Total (Pre/Post-hedge)
Oil ($/Bbl)	$40.66	$39.11	$40.54 / $52.71
Natural Gas ($/Mcf)	$2.40	$2.53	$2.46 / $2.28
NGLs ($/Bbl)	nm	$18.42	$18.43 / $17.80
Per Boe	$33.24	$19.00	$28.42 / $34.19
•Benchmark pricing for the fourth quarter was NYMEX WTI at $42.66/Bbl, NYMEX Henry Hub natural gas at $2.66/MMBtu and Hart Composite NGLs at $21.68/Bbl.
•Realized oil differentials were ($2.00) in the Midland Basin and ($3.55) in South Texas. The South Texas differential improved significantly compared with prior quarters, subsequent to the roll-off of a legacy condensate sales contract.
•The average realized price per Boe before the effect of hedges was $28.42, up 17% sequentially and down 19% compared with the fourth quarter of 2019. Including the effect of hedges, the average price per Boe was $34.19, up 13% sequentially and down 6% compared with the fourth quarter of 2019. Realized net hedge gains were $65.0 million for the quarter.

	Full Year 2020
	Midland Basin (Pre-hedge)	South Texas (Pre-hedge)	Total (Pre/Post-hedge)
Oil ($/Bbl)	$37.67	$29.84	$37.08 / $51.49
Natural Gas ($/Mcf)	$1.65	$1.93	$1.80 / $1.92
NGLs ($/Bbl)	nm	$13.96	$13.96 / $15.24
Per Boe	$30.24	$14.22	$24.26 / $31.82
•Benchmark pricing for 2020 was NYMEX WTI at $39.40/Bbl, NYMEX Henry Hub natural gas at $2.08/MMBtu and Hart Composite NGLs at $17.96/Bbl, which were down 31%, 21% and 20%, respectively, compared with 2019.
•The average 2020 realized price per Boe before the effect of hedges was $24.26, down 26% from $32.84 in 2019. Including the effect of hedges, the average price per Boe was $31.82, down 5% compared with $33.65 in 2019.
•Lease operating expenses of $3.97 per Boe were down 15% compared with 2019, primarily due to aggressive cost management, increased operational efficiencies and fewer workovers. Transportation costs of $3.06 per Boe were down 21% compared with 2019, primarily due to reduced South Texas production, where transportation costs are higher, as well as a relative increase in production from the Austin Chalk, which has lower transportation costs per Boe.
For additional operating metrics and regional detail, please see the Financial Highlights section below and the accompanying 4Q20 slide deck.

NET LOSS, LOSS PER SHARE AND NET CASH PROVIDED BY OPERATING ACTIVITIES
Fourth quarter 2020 net loss was $165.2 million, or $1.44 per diluted common share, compared with a net loss of $102.1 million, or $0.90 per diluted common share, in the same period in 2019. The current period included a $152.7 million net derivative loss versus a net derivative loss of $101.0 million in the prior year period. For the full year 2020, net loss was $764.6 million, or $6.72 per diluted common share, compared with a net loss of $187.0 million, or $1.66 per diluted common share, in the same period in 2019. In 2020, the Company recorded impairment charges of $1.0 billion compared with $33.8 million in 2019, partially offset by a $280.1 million gain on extinguishment of debt in 2020 versus no gain on extinguishment recorded in 2019.
Fourth quarter 2020 net cash provided by operating activities of $256.9 million before net change in working capital of $52.0 million totaled $204.9 million, which was down $32.0 million, or 14%, from $236.9 million in the same period in 2019. For the full year 2020, net cash provided by operating activities of $790.9 million before net change in working capital of $11.6 million totaled $779.4 million, which was down $27.3 million, or 3%, from $806.7 million in 2019. For the fourth quarter and full year 2020, the decline in net cash provided by operating activities before net change in working capital was primarily due to the decline in production. Including the effects of realized hedges, the operating margin for the fourth quarter and full year 2020 were higher than the corresponding periods in 2019, as lower production costs and lower general and administrative costs offset lower realized prices.
ADJUSTED EBITDAX, ADJUSTED NET INCOME AND NET DEBT-TO-ADJUSTED EBITDAX
The following paragraphs discuss non-GAAP measures including Adjusted EBITDAX, adjusted net loss, adjusted net loss per diluted share and Net debt-to-Adjusted EBITDAX. Please reference the definitions and reconciliations of these measures to the most directly comparable GAAP financial measures at the end of this release.
Fourth quarter 2020 Adjusted EBITDAX was $255.4 million, down $30.8 million, or 11%, from $286.2 million in the same period in 2019. The decrease in Adjusted EBITDAX was due to lower realized prices including the effect of hedge gains and lower production, partially offset by lower costs per unit. For the full year 2020, Adjusted EBITDAX was $975.4 million compared with $993.4 million in 2019.
Fourth quarter 2020 adjusted net income was $2.7 million, or $0.02 per diluted common share, which compares with adjusted net loss of $5.0 million, or $0.04 per diluted common share, for the same period in 2019. For the full year 2020, adjusted net loss was $25.7 million, or $0.23 per diluted common share, compared with an adjusted net loss of $53.5 million, or $0.48 per diluted common share, in 2019.
At December 31, 2020, Net debt-to-Adjusted EBITDAX was 2.3 times (a non-GAAP measure defined and reconciled below).
FINANCIAL POSITION, LIQUIDITY AND CAPITAL EXPENDITURES
As of December 31, 2020, the outstanding principal amount of the Company’s long-term debt was $2.28 billion, down from $2.77 billion as of December 31, 2019. Long-term debt was comprised of $1.67 billion in unsecured senior notes, $446.7 million in secured senior notes, $65.5 million in secured senior convertible notes, plus $93.0 million drawn on the Company’s senior secured revolving credit facility.
As of December 31, 2020, the Company’s borrowing base and commitments under its senior secured revolving credit facility were $1.1 billion. The Company’s available liquidity was $965 million, which includes $93.0 million drawn and a $42 million letter of credit. The cash balance was approximately zero.
Capital expenditures before capital accruals for the fourth quarter of 2020 were $137.4 million. During the fourth quarter 2020, the Company drilled 26 net wells and added 23 net flowing completions. For the full year 2020, capital expenditures before capital accruals were $539.8 million and the Company drilled 98 net wells and added 77 net flowing completions. Fourth quarter capital expenditures before capital accruals were less than guidance, due primarily to lower drilling and completion costs per lateral foot in the Midland Basin and the deferral of five well completions in South Texas, which were scheduled to be turned-in-line in 2021.

COMMODITY DERIVATIVES
Commodity hedge positions as of February 17, 2021:
•OIL: Approximately 75-80% of expected 2021 oil production is hedged to WTI at an average price of $41.37 (weighted average of collar floors and swaps).
•OIL, Midland Basin differential: Approximately 60-65% of expected 2021 Midland Basin oil production is hedged to the local price point at a positive $0.77/Bbl basis.
•NATURAL GAS: Approximately 85% of expected 2021 natural gas production is hedged in 2021. ~50,250 BBtu is hedged to HSC at an average price of $2.44/MMBtu and ~29,490 BBtu is hedged to WAHA at an average price of $1.81/MMBtu.
•NGLs are hedged by individual product and include propane and normal butane swaps.
A detailed schedule of these and other hedge positions are provided in the accompanying slide deck.
PROVED RESERVES AT YEAR-END 2020
Proved reserves at year-end 2020 were 405 MMBoe with 43% oil, 43% natural gas and 14% NGLs. Reserves were 57% PD and 43% PUD.
•Proved reserves/production imply a 9-year reserve life.
•Reserve additions through drilling and net performance revisions were 89 MMBoe, replacing nearly 2 times 2020 annual production.
•Oil reserves increased from 40% to 43% of total reserves.
•Reserves were down 57 MMBoe compared with year-end 2019, primarily due to a (65) MMBoe adjustment under the “five-year rule” as the Company scaled back development activity in its five-year plan to an optimal activity level aimed at maximizing free cash flow. The majority of these economic reserves were removed from the proved category but retained in the Company's longer term development plans.
•SEC pricing was $39.57 Bbl oil, $1.99 Mcf natural gas and $17.64 Bbl NGLs, down 29%, 23% and 22%, respectively, from 2019 SEC pricing. Despite the significant drop in SEC pricing, pricing revisions totaled only (33) MMBoe, predominantly South Texas gas reserves, reflecting the quality of the Company’s proved reserves.

MMBoe
Proved reserves year-end 2019	462.0
Reserve additions and performance revisions	89.3
Revisions – 5-year rule	(65.0)
Revisions – price	(32.6)
Production	(46.4)
Net divestitures	(2.7)
Proved reserves year-end 2020	404.6

STANDARDIZED MEASURE
The standardized measure of discounted future net cash flows from proved reserves was $2.7 billion at year-end 2020, down from $4.1 billion at year-end 2019. The 35% decline in the standardized measure compared with year-end 2019 is predominantly due to the reduction in SEC pricing across commodities used in the calculation.
2021 OPERATING PLAN AND GUIDANCE
Discussion in this release of the Company’s 2021 operating plan guidance includes the terms “free cash flow” and “Net debt-to-Adjusted EBITDAX,” both of which are non-GAAP measures. In addition, guidance for net cash provided by operating activities and capital expenditures are defined to include adjustments for working capital and capital accruals, respectively. The Company is unable to provide reconciliations of these forward-looking non-GAAP measures because components of the calculations are inherently unpredictable, such as changes to current assets and liabilities, the timing of changes in capital accruals, unknown future events, and estimating future certain GAAP measures. The inability to project certain components of the calculation would significantly affect the accuracy of a reconciliation.
OUTLOOK
2021 GOALS
•Generate positive free cash flow and apply to debt reduction.
•Continue efforts to increase inventory and inventory value through testing new intervals and optimizing spacing, drilling and completion designs.
•Meet AXPC top quartile rank for safety, spills and GHG emissions.
KEY ASSUMPTIONS
•Price deck: $52.00 Bbl WTI; $2.80 MMBtu natural gas; $25.00 Bbl NGLs.
•Hedges currently in place.
•Capital program sized to optimize free cash flow and debt reduction over 5-year plan. Capital expenditures (as adjusted for capital accruals) of between $650-$675 million. Drilling and completion costs are expected to make-up approximately 90% of total capital, with approximately 70% allocated to Midland Basin operations and 30% to South Texas operations. Compared to preliminary 2021 capital plans, the number of wells expected to be drilled is increased to take advantage of drilling efficiencies, and certain wells partially completed in 2021 are pushed to flowing completions in 2022.
◦Midland Basin: Anticipate drilling approximately 55 net wells and completing approximately 72 net wells. Midland Basin activity will continue to co-develop zones and will include activity across the RockStar position as well as in Sweetie Peck.
◦South Texas: Anticipate drilling approximately 39 net wells and completing approximately 21 net wells. Activity will be concentrated on Austin Chalk development, where wells are expected to be economically competitive with the Midland Basin program.

GUIDANCE FULL YEAR 2021:
•Production: Approximately 47-50 MMBoe or 129-137 MBoe/d at 52-53% oil; assumes ethane rejection for the full year.
◦This projects approximately 5% production growth, including approximately 11% oil production growth.
◦This projects lower year-over-year production volumes from South Texas; however, higher oil volumes from South Texas, as activity will concentrate on the higher liquids content Austin Chalk formation.
◦The 2021 expected production growth rate over 2020 is lower compared with previous projections, largely due to higher-than-expected 2020 production, as a result of better well performance, and the timing of completions.
•Production costs: LOE $4.50-5.00/Boe, which reflects increased oil production and a range of potential economic workover activity; transportation $2.80-3.00/Boe reflecting lower total South Texas natural gas volumes and better contractual rates that become effective in July 2021.
•G&A: ~$100 million.
•Exploration/Capitalized overhead: ~$50 million.
•DD&A: $16-$18/Boe.
•Production and ad valorem taxes: ~$2.15/Boe.
GUIDANCE FIRST QUARTER 2021
•Capital expenditures: ~$180 million.
•As of this report date, the Company is assessing the effects to operations from the frigid cold and snow storms in Texas that caused widespread power outages, road closures and other impacts to oil and gas operations.
UPCOMING EVENTS
EARNINGS Q&A WEBCAST AND CONFERENCE CALL
February 17, 2021 - In conjunction with this release, the Company posts to its website a pre-recorded webcast discussion, a written transcript of the webcast, and an associated IR presentation. Please visit ir.sm-energy.com.
February 18, 2021 – Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time for the fourth quarter and full year 2020 financial and operating results and 2021 operating plan Q&A session. This discussion will be accessible via webcast (available live and for replay) on the Company’s website at ir.sm-energy.com or by telephone at:
•Live Conference Call Registration: http://www.directeventreg.com/registration/event/4080946
•Replay (conference ID 4080946) - Domestic toll free/International: 800-585-8367/416-621-4642
The call replay will be available approximately one hour after the call and until February 25, 2021.

CONFERENCE PARTICIPATION
•March 1, 2021 - JP Morgan Leveraged Finance Conference. Executive Vice President and Chief Financial Officer Wade Pursell will present at 2:45 p.m. Eastern time. The presentation will not be webcast. An investor presentation for this event will be posted to the Company’s website before market open on March 1, 2021.
•March 2, 2021 - Credit Suisse 26th Annual Energy Summit. President and Chief Executive Officer Herb Vogel will present at 1:20 p.m. Eastern time. The presentation will be webcast, accessible from the Company’s website and available for replay for a limited time.
DISCLOSURES
FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words "assumes," "anticipate," "estimate," "expect," "forecast," “generate,” "guidance," "implied," “intend,” “maintain,” "plan," "project," "objectives," “outlook,” “sustainable,” "target," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this release include, among other things, the Company’s operating plan and guidance for 2021, the Company’s future goals and strategic objectives. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Future results may be impacted by the risks discussed in the Risk Factors section of SM Energy's most recent Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission, specifically the most recent Form 10-Q. The forward-looking statements contained herein speak as of the date of this release. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so, except as required by securities laws.
RESERVE DISCLOSURE
The SEC requires oil and natural gas companies, in their filings with the SEC, to disclose proved reserves, which are those quantities of oil, natural gas and NGLs, that, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible-from a given date forward, from known reservoirs and under existing economic conditions (using the trailing 12-month average first-day-of-the-month prices), operating methods and government regulations-prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The SEC also permits the disclosure of separate estimates of probable or possible reserves that meet SEC definitions for such reserves; however, the Company currently does not disclose probable or possible reserves in its SEC filings.
Proved reserves attributable to the Company at December 31, 2020, are estimated utilizing SEC reserve recognition standards and pricing assumptions based on the trailing 12-month average first-day-of-the-month prices of $39.57 per Bbl of oil, $1.99 per MMBtu of natural gas, and $17.64 per Bbl of NGLs. At least 80% of the PV-10 of the Company’s estimate of its total proved reserves as of December 31, 2020, was audited by Ryder Scott Company, L.P.

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas, and NGLs in the state of Texas. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACTS
Jennifer Martin Samuels, Vice President – Investor Relations, jsamuels@sm-energy.com, 303-864-2507
Jeremy Kline, Manager – Investor Relations, jkline@sm-energy.com, 303-863-4313

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2020

Production Data
	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2020	2019	Percent Change	2020	2019	Percent Change
Realized sales price (before the effects of derivative settlements):
Oil (per Bbl)	$40.54	$56.09	(28)%	$37.08	$54.10	(31)%
Gas (per Mcf)	$2.46	$2.42	2%	$1.80	$2.39	(25)%
NGLs (per Bbl)	$18.43	$17.84	3%	$13.96	$17.26	(19)%
Equivalent (per Boe)	$28.42	$35.17	(19)%	$24.26	$32.84	(26)%
Realized sales price (including the effects of derivative settlements):
Oil (per Bbl)	$52.71	$55.22	(5)%	$51.49	$53.20	(3)%
Gas (per Mcf)	$2.28	$2.75	(17)%	$1.92	$2.60	(26)%
NGLs (per Bbl)	$17.80	$23.93	(26)%	$15.24	$21.69	(30)%
Equivalent (per Boe)	$34.19	$36.38	(6)%	$31.82	$33.65	(5)%
Net production volumes: (1)
Oil (MMBbl)	5.8	6.2	(6)%	23.0	21.9	5%
Gas (Bcf)	25.3	28.1	(10)%	103.9	109.8	(5)%
NGLs (MMBbl)	1.3	1.9	(34)%	6.1	8.1	(25)%
MMBoe	11.3	12.8	(12)%	46.4	48.3	(4)%
Average net daily production: (1)
Oil (MBbls/d)	62.9	67.3	(6)%	62.9	59.9	5%
Gas (MMcf/d)	275.3	305.7	(10)%	283.9	300.8	(6)%
NGLs (MBbls/d)	13.6	20.5	(34)%	16.7	22.2	(25)%
MBoe/d	122.4	138.8	(12)%	126.9	132.3	(4)%
Per Boe data:
Realized price (before the effects of derivative settlements)	$28.42	$35.17	(19)%	$24.26	$32.84	(26)%
Lease operating expense	4.10	4.67	(12)%	3.97	4.67	(15)%
Transportation costs	2.89	3.46	(16)%	3.06	3.88	(21)%
Production taxes	1.15	1.48	(22)%	0.99	1.35	(27)%
Ad valorem tax expense	0.38	0.37	3%	0.41	0.48	(15)%
General and administrative (2)	1.78	2.92	(39)%	2.14	2.75	(22)%
Operating margin (before the effects of derivative settlements)	18.12	22.27	(19)%	13.69	19.71	(31)%
Derivative settlement gain	5.77	1.20	381%	7.57	0.81	835%
Operating margin (including the effects of derivative settlements)	$23.89	$23.47	2%	$21.26	$20.52	4%
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	$16.77	$17.91	(6)%	$16.91	$17.06	(1)%

(1) Amounts and percentage changes may not calculate due to rounding.
(2) Includes non-cash stock-based compensation expense per Boe of $(0.10) and $0.38 for the three months ended December 31, 2020, and 2019, respectively, and $0.25 and $0.41 for the twelve months ended December 31, 2020, and 2019, respectively.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2020

Consolidated Balance Sheets
(in thousands, except share data)	December 31,
ASSETS	2020	2019
Current assets:
Cash and cash equivalents	$10	$10
Accounts receivable	162,455	184,732
Derivative assets	31,203	55,184
Prepaid expenses and other	10,001	12,708
Total current assets	203,669	252,634
Property and equipment (successful efforts method):
Proved oil and gas properties	8,608,522	8,934,020
Accumulated depletion, depreciation, and amortization	(4,886,973)	(4,177,876)
Unproved oil and gas properties	714,602	1,005,887
Wells in progress	233,498	118,769
Other property and equipment, net of accumulated depreciation of $63,662 and $64,032, respectively	32,217	72,848
Total property and equipment, net	4,701,866	5,953,648
Noncurrent assets:
Derivative assets	23,150	20,624
Other noncurrent assets	47,746	65,326
Total noncurrent assets	70,896	85,950
Total assets	$4,976,431	$6,292,232
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$371,670	$402,008
Derivative liabilities	200,189	50,846
Other current liabilities	11,880	19,189
Total current liabilities	583,739	472,043
Noncurrent liabilities:
Revolving credit facility	93,000	122,500
Senior Notes, net	2,121,319	2,610,298
Asset retirement obligations	83,325	84,134
Deferred income taxes	—	189,386
Derivative liabilities	22,331	3,444
Other noncurrent liabilities	56,557	61,433
Total noncurrent liabilities	2,376,532	3,071,195
Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 114,742,304 and 112,987,952 shares, respectively	1,147	1,130
Additional paid-in capital	1,827,914	1,791,596
Retained earnings	200,697	967,587
Accumulated other comprehensive loss	(13,598)	(11,319)
Total stockholders’ equity	2,016,160	2,748,994
Total liabilities and stockholders’ equity	$4,976,431	$6,292,232

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2020

Consolidated Statements of Operations
(in thousands, except per share data)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2020	2019	2020	2019
Operating revenues and other income:
Oil, gas, and NGL production revenue	$320,153	$449,001	$1,126,188	$1,585,750
Net gain on divestiture activity	—	539	91	862
Other operating revenues	139	2,146	394	3,493
Total operating revenues and other income	320,292	451,686	1,126,673	1,590,105
Operating expenses:
Oil, gas, and NGL production expense	95,963	127,312	391,217	500,709
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	188,934	228,597	784,987	823,798
Exploration (1)	11,314	17,649	40,997	51,500
Impairment	8,750	8,750	1,016,013	33,842
General and administrative (1)	20,034	37,213	99,160	132,797
Net derivative (gain) loss (2)	152,693	101,002	(161,576)	97,539
Other operating expense, net	14,651	19,466	24,825	19,888
Total operating expenses	492,339	539,989	2,195,623	1,660,073
Loss from operations	(172,047)	(88,303)	(1,068,950)	(69,968)
Interest expense	(40,507)	(40,911)	(163,892)	(159,102)
Gain on extinguishment of debt	15,535	—	280,081	—
Other non-operating expense, net	(1,585)	(547)	(3,944)	(1,974)
Loss before income taxes	(198,604)	(129,761)	(956,705)	(231,044)
Income tax benefit	33,429	27,706	192,091	44,043
Net loss	$(165,175)	$(102,055)	$(764,614)	$(187,001)

Basic weighted-average common shares outstanding	114,528	112,847	113,730	112,544
Diluted weighted-average common shares outstanding	114,528	112,847	113,730	112,544
Basic net loss per common share	$(1.44)	$(0.90)	$(6.72)	$(1.66)
Diluted net loss per common share	$(1.44)	$(0.90)	$(6.72)	$(1.66)
Dividends per common share	$—	$—	$0.02	$0.10

(1) Non-cash stock-based compensation included in:
Exploration expense	$743	$724	$3,456	$4,505
General and administrative expense	(1,181)	4,836	11,543	19,813
Total non-cash stock-based compensation	$(438)	$5,560	$14,999	$24,318

(2) The net derivative (gain) loss line item consists of the following:
Settlement gain	$(64,991)	$(15,379)	$(351,261)	$(39,222)
Loss on fair value changes	217,684	116,381	189,685	136,761
Total net derivative (gain) loss	$152,693	$101,002	$(161,576)	$97,539

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2020

Consolidated Statements of Stockholders' Equity
(in thousands, except share data and dividends per share)
			Additional Paid-in Capital		Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Common Stock			Retained Earnings
	Shares	Amount
Balances, December 31, 2018	112,241,966	$1,122	$1,765,738	$1,165,842	$(12,380)	$2,920,322
Net loss	—	—	—	(187,001)	—	(187,001)
Other comprehensive income	—	—	—	—	1,061	1,061
Cash dividends, $0.10 per share	—	—	—	(11,254)	—	(11,254)
Issuance of common stock under Employee Stock Purchase Plan	314,868	3	3,206	—	—	3,209
Issuance of common stock upon vesting of RSUs, net of shares used for tax withholdings	334,399	4	(1,665)	—	—	(1,661)
Stock-based compensation expense	96,719	1	24,317	—	—	24,318
Balances, December 31, 2019	112,987,952	$1,130	$1,791,596	$967,587	$(11,319)	$2,748,994
Net loss	—	—	—	(764,614)	—	(764,614)
Other comprehensive loss	—	—	—	—	(2,279)	(2,279)
Cash dividends, $0.02 per share	—	—	—	(2,276)	—	(2,276)
Issuance of common stock under Employee Stock Purchase Plan	464,757	4	1,460	—	—	1,464
Issuance of common stock upon vesting of RSUs and settlement of PSUs, net of shares used for tax withholdings	1,022,019	10	(1,570)	—	—	(1,560)
Stock-based compensation expense	267,576	3	14,996	—	—	14,999
Issuance of Warrants	—	—	21,520	—	—	21,520
Other	—	—	(88)	—	—	(88)
Balances, December 31, 2020	114,742,304	$1,147	$1,827,914	$200,697	$(13,598)	$2,016,160

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2020

Consolidated Statements of Cash Flows
(in thousands)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2020	2019	2020	2019
Cash flows from operating activities:
Net loss	$(165,175)	$(102,055)	$(764,614)	$(187,001)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net gain on divestiture activity	—	(539)	(91)	(862)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	188,934	228,597	784,987	823,798
Impairment	8,750	8,750	1,016,013	33,842
Stock-based compensation expense	(438)	5,560	14,999	24,318
Net derivative (gain) loss	152,693	101,002	(161,576)	97,539
Derivative settlement gain	64,991	15,379	351,261	39,222
Amortization of debt discount and deferred financing costs	4,620	3,920	17,704	15,474
Gain on extinguishment of debt	(15,535)	—	(280,081)	—
Deferred income taxes	(33,476)	(28,215)	(192,540)	(41,835)
Other, net	(506)	4,511	(6,709)	2,220
Changes in working capital:
Accounts receivable	(15,408)	(38,922)	29,100	(39,556)
Prepaid expenses and other	354	9,019	5,873	6,130
Accounts payable and accrued expenses	67,056	34,974	(23,382)	50,278
Net cash provided by operating activities	256,860	241,981	790,944	823,567

Cash flows from investing activities:
Net proceeds from the sale of oil and gas properties	—	539	92	13,059
Capital expenditures	(128,008)	(235,127)	(547,785)	(1,023,769)
Acquisition of proved and unproved oil and gas properties	(798)	—	(7,873)	(2,581)
Net cash used in investing activities	(128,806)	(234,588)	(555,566)	(1,013,291)

Cash flows from financing activities:
Proceeds from revolving credit facility	281,500	464,500	1,447,000	1,589,000
Repayment of revolving credit facility	(366,500)	(471,000)	(1,476,500)	(1,466,500)
Debt issuance costs related to 10.0% Senior Secured Notes due 2025	(183)	—	(13,069)	—
Cash paid to repurchase Senior Notes	(42,228)	—	(189,998)	—
Net proceeds from sale of common stock	517	1,250	1,464	3,209
Dividends paid	(1,146)	(5,642)	(2,276)	(11,254)
Other, net	(14)	(2)	(1,999)	(2,686)
Net cash provided by (used in) financing activities	(128,054)	(10,894)	(235,378)	111,769

Net change in cash, cash equivalents, and restricted cash	—	(3,501)	—	(77,955)
Cash, cash equivalents, and restricted cash at beginning of period	10	3,511	10	77,965
Cash, cash equivalents, and restricted cash at end of period	$10	$10	$10	$10

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2020

Consolidated Statements of Cash Flows (Continued)
(in thousands)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2020	2019	2020	2019
Supplemental schedule of additional cash flow information and non-cash activities:
Operating activities:
Cash paid for interest, net of capitalized interest	$(18,319)	$(28,780)	$(140,493)	$(141,902)
Net cash (paid) refunded for income taxes	$(61)	$7,578	$6,664	$6,109

Investing activities:
Increase (decrease) in capital expenditure accruals and other	$9,440	$(59,167)	$(7,965)	$(24,289)

DEFINITIONS OF NON-GAAP MEASURES AS CALCULATED BY THE COMPANY
The following non-GAAP measures are presented in addition to financial statements as the Company believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and compare investments among upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the related GAAP measure or any other measure of a company’s financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure or measures is presented below. These measures may not be comparable to similarly titled measures of other companies.
Adjusted EBITDAX: Adjusted EBITDAX is calculated as net income (loss) before interest expense, interest income, income taxes, depletion, depreciation, amortization and asset retirement obligation liability accretion expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items. Adjusted EBITDAX excludes certain items that the Company believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is also important as it is considered among financial covenants under the Company’s Credit Agreement, a material source of liquidity for the Company. Please reference the Company’s 2020 Form 10-K for discussion of the Credit Agreement and its covenants.
Adjusted net income (loss): Adjusted net income (loss) excludes certain items that the Company believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as derivative gains and losses net of settlements, impairments, net (gain) loss on divestiture activity, gains and losses on extinguishment of debt, and accruals for non-recurring matters.
Free cash flow: Free cash flow is calculated as net cash provided by operating activities before net change in working capital less capital expenditures before increase (decrease) in capital expenditure accruals and other.
Net Debt: The total principal amount of outstanding senior secured notes and senior unsecured notes plus amounts drawn on the revolving credit facility (also referred to as total funded debt) less cash and cash equivalents.
Net debt-to-Adjusted EBITDAX: Net debt-to-Adjusted EBITDAX is calculated as Net Debt (defined above) divided by Adjusted EBITDAX (defined above). A variation of this calculation is a financial covenant under the Company’s Credit Agreement for its revolving credit facility beginning in the fourth quarter of 2018.
Pre-Tax PV-10: Pre-Tax PV-10 is the present value of estimated future revenue to be generated from the production of estimated net proved reserves, net of estimated production and future development costs, based on prices used in estimating the proved reserves and costs in effect as of the date indicated (unless such costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expenses, or depreciation, depletion, and amortization, discounted using an annual discount rate of 10 percent. While this measure does not include the effect of income taxes as it would in the use of the standardized measure of discounted future net cash flows calculation, it does provide an indicative representation of the relative value of the Company on a comparative basis to other companies and from period to period. This measure is presented because management believes it provides useful information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that Pre-Tax PV-10 is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Pre-Tax PV-10 should not be considered in isolation or as a substitute for other measures prepared under GAAP.
Reinvestment rate: Reinvestment rate is calculated as capital expenditures before increase (decrease) in capital expenditure accruals and other divided by net cash provided by operating activities before net change in working capital.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2020

Adjusted EBITDAX Reconciliation (1)
(in thousands)

Reconciliation of net loss (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDAX (non-GAAP)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2020	2019	2020	2019
Net loss (GAAP)	$(165,175)	$(102,055)	$(764,614)	$(187,001)
Interest expense	40,507	40,911	163,892	159,102
Income tax benefit	(33,429)	(27,706)	(192,091)	(44,043)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	188,934	228,597	784,987	823,798
Exploration (2)	10,571	16,925	37,541	46,995
Impairment	8,750	8,750	1,016,013	33,842
Stock-based compensation expense	(438)	5,560	14,999	24,318
Net derivative (gain) loss	152,693	101,002	(161,576)	97,539
Derivative settlement gain	64,991	15,379	351,261	39,222
Net gain on divestiture activity	—	(539)	(91)	(862)
Gain on extinguishment of debt	(15,535)	—	(280,081)	—
Other, net	3,514	(648)	5,165	481
Adjusted EBITDAX (non-GAAP)	$255,383	$286,176	$975,405	$993,391
Interest expense	(40,507)	(40,911)	(163,892)	(159,102)
Income tax benefit	33,429	27,706	192,091	44,043
Exploration (2)	(10,571)	(16,925)	(37,541)	(46,995)
Amortization of debt discount and deferred financing costs	4,620	3,920	17,704	15,474
Deferred income taxes	(33,476)	(28,215)	(192,540)	(41,835)
Other, net	(4,020)	5,159	(11,874)	1,739
Net change in working capital	52,002	5,071	11,591	16,852
Net cash provided by operating activities (GAAP)	$256,860	$241,981	$790,944	$823,567

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.
(2) Stock-based compensation expense is a component of the exploration expense and general and administrative expense line items on the accompanying consolidated statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying consolidated statements of operations for the component of stock-based compensation expense recorded to exploration expense.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2020

Adjusted Net Income (Loss) Reconciliation (1)
(in thousands, except per share data)

Reconciliation of net loss (GAAP) to adjusted net income (loss) (non-GAAP):	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2020	2019	2020	2019
Net loss (GAAP)	$(165,175)	$(102,055)	$(764,614)	$(187,001)
Net derivative (gain) loss	152,693	101,002	(161,576)	97,539
Derivative settlement gain	64,991	15,379	351,261	39,222
Net gain on divestiture activity	—	(539)	(91)	(862)
Impairment	8,750	8,750	1,016,013	33,842
Gain on extinguishment of debt	(15,535)	—	(280,081)	—
Other, net (2)	3,554	(647)	5,321	700
Tax effect of adjustments (3)	(46,536)	(26,896)	(201,994)	(36,986)
Valuation allowance on deferred tax assets	—	—	10,017	—
Adjusted net income (loss) (non-GAAP)	$2,742	$(5,006)	$(25,744)	$(53,546)

Diluted net loss per common share (GAAP)	$(1.44)	$(0.90)	$(6.72)	$(1.66)
Net derivative (gain) loss	1.33	0.90	(1.42)	0.87
Derivative settlement gain	0.57	0.14	3.09	0.35
Net gain on divestiture activity	—	—	—	(0.01)
Impairment	0.08	0.08	8.93	0.30
Gain on extinguishment of debt	(0.14)	—	(2.46)	—
Other, net (2)	0.03	(0.01)	0.05	0.01
Tax effect of adjustments (3)	(0.41)	(0.25)	(1.79)	(0.34)
Valuation allowance on deferred tax assets	—	—	0.09	—
Adjusted net income (loss) per diluted common share (non-GAAP)	$0.02	$(0.04)	$(0.23)	$(0.48)

Basic weighted-average common shares outstanding	114,528	112,847	113,730	112,544
Diluted weighted-average common shares outstanding	114,528	112,847	113,730	112,544

Note: Amounts may not calculate due to rounding.

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.
(2) For the three and twelve months ended December 31, 2020, other adjustments related to bad debt expense, pension settlement expense, the change in net profits plan liability, and impairments of materials inventory and other property. For the three months ended December 31, 2019, other adjustments related to the change in net profits plan liability and impairments of materials inventory. For the twelve months ended December 31, 2019, other adjustments related to bad debt expense, the change in net profits plan liability, and impairments of materials inventory and other property.

(3) The tax effect of adjustments for each of the three and twelve months ended December 31, 2020, and 2019, was calculated using a tax rate of 21.7%. This rate approximates the Company's statutory tax rate for the respective periods, as adjusted for ordinary permanent differences.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2020

Regional proved oil and gas reserve quantities

	Midland Basin	South Texas	Total
Year-end 2020 proved reserves
Oil (MMBbl)	150.9	21.8	172.7
Gas (Bcf)	425.3	626.8	1,052.0
NGL (MMBbl)	0.2	56.4	56.6
Total (MMBoe)	222.0	182.6	404.6
% Proved developed	58%	55%	57%

Note: Amounts may not calculate due to rounding.

Pre-Tax PV-10 Reconciliation (1)
(in millions)
	As of December 31,
Reconciliation of standardized measure (GAAP) to PV-10 (non-GAAP)	2020	2019
Standardized measure of discounted future net cash flows (GAAP):	$2,682.5	$4,104.0
Add: 10 percent annual discount, net of income taxes	1,856.3	2,955.3
Add: future undiscounted income taxes	—	579.8
Pre-tax undiscounted future net cash flows	4,538.8	7,639.1
Less: 10 percent annual discount without tax effect	(1,856.3)	(3,276.3)
Pre-Tax PV-10 (non-GAAP):	$2,682.5	$4,362.8

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.

Reconciliation of Total Long-Term Debt to Net Debt (1)
(in thousands)
As of December 31, 2020
Senior Secured Notes (2)	$512,160
Senior Unsecured Notes (2)	1,674,581
Revolving credit facility (2)	93,000
Total funded debt	2,279,741
Less: Cash and cash equivalents	10
Net Debt	$2,279,731

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.
(2) Amounts are from Note 5 - Long-term Debt in Part II, Item 8 of the Company's Form 10-K for the year ended December 31, 2020.

Free Cash Flow (1)
(in thousands)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2020	2019	2020	2019
Net cash provided by operating activities (GAAP)	$256,860	$241,981	$790,944	$823,567
Net change in working capital	(52,002)	(5,071)	(11,591)	(16,852)
Cash flow from operations before net change in working capital	$204,858	$236,910	$779,353	$806,715

Capital expenditures (GAAP)	128,008	235,127	547,785	1,023,769
Increase (decrease) in capital expenditure accruals and other	9,440	(59,167)	(7,965)	(24,289)
Capital expenditures before accruals and other	$137,448	$175,960	$539,820	$999,480

Free cash flow	$67,410	$60,950	$239,533	$(192,765)

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.